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                                  Exhibit 4.16

                         WARRANT SUBSCRIPTION AGREEMENT

                                                      Date: January 26, 2000

Affinity International Travel Systems, Inc.
100 Second Avenue South
Suite 1100 South
St. Petersburg, FL  33701
ATTN: Daniel Brandano

      Re:   Affinity International Travel Systems, Inc.

Ladies and Gentlemen:

      The undersigned hereby subscribes to the immediate acquisition of an amended and restated warrant to purchase 250,000 shares of common stock of Affinity International Travel Systems, Inc. (the "Company"). Such amended and restated warrant amends and restates the warrant originally issued January 15, 1999, as amended on January 31, 1999. The consideration for the warrants was the execution on January 15, 1999 of a subscription for securities, including such warrants, of the Company and payment by the undersigned of the purchase price therefor. The warrants and the underlying common shares are collectively referred to as the "Securities". The Securities are being issued to the undersigned in full and complete satisfaction of all amounts owing by the Company to the undersigned through the date hereof.

      In connection with the purchase of the Securities, the undersigned acknowledges, warrants and represents to the Company as follows:

      1. The undersigned is acquiring the Securities for investment for its own account and without the intention of participating, directly or indirectly, in an unlawful distribution of the Securities and not with an improper view to resale or any improper distribution of the Securities, or any portion thereof.

      2. The undersigned (either alone or with its purchaser representative) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and has consulted with its own professional representatives as he has considered appropriate to assist in evaluating the merits and risks of this investment. The undersigned has had access to and an opportunity to question the officers of the Company, or persons acting on their behalf, with respect to material information about the Company and, in connection with its evaluation of this investment, has, to the best of its knowledge, received all information and data with respect to the Company that the undersigned has requested. The undersigned is acquiring the Securities solely upon his independent examination and judgment as to the prospects of the Company.


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      3. The Securities were not offered to the undersigned by means of publicly disseminated advertisements or sales literature.

      4. The undersigned acknowledges that an investment in the Securities is speculative and the undersigned may have to continue to bear the economic risk of the investment in the Securities for an indefinite period. The undersigned acknowledges that the Securities are being sold to the undersigned without registration under any state or federal law requiring the registration of securities for sale. The transferability of the Securities is restricted by applicable federal and state securities laws and may be restricted under the laws of other jurisdictions.

      5. The undersigned is an "accredited investor" as such term is defined in Appendix A and is capable of evaluating the merits and risks of an investment in the Company.

      6. In consideration of the acceptance of this subscription, the undersigned agrees that the Securities will not be offered for sale, sold or transferred by the undersigned other than pursuant to an effective registration under the federal and state securities law or other jurisdiction applicable to the transaction, an exemption available under such laws, or a transaction that is otherwise in compliance with such laws.

      7. The undersigned understands that no U.S. federal or state agency has passed upon the offering of the Securities or has made any finding or determination as to the fairness of any investment in the Shares.

ACCEPTANCE OF SUBSCRIPTION:                    SUBSCRIBER:

Affinity International Travel Systems,Inc.     Schoemann Venture Capital, L.L.C.


By:/s/ D.G. Brandano                           By: /s/ Rodney R. Schoemann
   ---------------------------------               -----------------------

      Daniel G. Brandano,                            Rodney R. Schoemann,
      President                                      Managing Member


Dated: February 15, 2000                       Dated: February 15, 2000
       -----------------------------                  --------------------


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                                   APPENDIX A

An "Accredited Investor" within the meaning of Regulation D under the Securities Act of 1933 includes the following:

Organizations

      (1) A bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; insurance company as defined in section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

      (2) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

      (3) A trust (i) with total assets in excess of $5,000,000, (ii) not formed for the specific purpose of acquiring the Securities, and (iii) whose purchase is directed by a person who, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment.

      (4) A corporation, business trust, partnership, or an organization described in section 501(c)(3) of the Internal Revenue Code, which was not formed for the specific purpose of acquiring the Securities, and which has total assets in excess of $5,000,000.

Individuals

      (5) Individuals with income from all sources for each of the last two full calendar years whose reasonably expected income for this calendar year exceeds either of:
          (i)   $200,000 individual income; or
          (ii)  $300,000 joint income with spouse.

NOTE: Your "income" for a particular year may be calculated by adding to your adjusted gross income as calculated for Federal income tax purposes any deduction for long term capital gains, any deduction for depletion allowance, any exclusion for tax exempt interest and any losses of a partnership allocated to you as a partner.


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      (6) Individuals with net worth as of the date hereof (individually or jointly with your spouse), including the value of home, furnishings, and automobiles, in excess of $1,000,000.

      (7) Directors, executive officers or general partners of the Issuer.


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